                                                                      EXHIBIT 23



                         Consent of Independent Auditors


We consent to the incorporation by reference in the Post Effective Amendment No. 1 to the Registration Statements (Form S-8, File Numbers 333-91067 and 33-10937), pertaining to the Profit Sharing Plan for Employees of Trinity Industries, Inc. and Certain Affiliates as Restated Effective April 1, 1999 of our report dated April 2, 2002, with respect to the financial statements of the Profit Sharing Plan for Employees of Trinity Industries, Inc. and Certain Affiliates as Restated Effective April 1, 1999 included in this Annual Report (Form 11-K) for the period from April 1, 2001 through December 31, 2001.

                                              /s/ Ernst & Young LLP

June 26, 2002
Dallas, Texas

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